Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS AT TOP END OF FORECASTED RANGE

Third quarter reported EPS $0.60, +20%; pro forma EPS $0.61, +11%, excluding special gains and charges and discrete tax items

Full year pro forma forecast narrowed to $1.98-$2.01

2009 THIRD QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.60, +20%

•                  Record pro forma EPS +11% to $0.61, excluding special gains and charges and discrete tax items

•                  Reported sales -5% to $1.5 billion; fixed currency sales level with year ago

•                  New account sales, pricing and cost saving actions offset the effects of global recession and unfavorable foreign exchange

	(unaudited)
	Third Quarter		%	Nine Months		%
(Millions, except per share)	2009	2008	change	2009	2008	change

Net Sales	$1,546.4	$1,626.3	-5%	$4,336.1	$4,654.2	-7%

Operating Income	223.0	201.4	11%	485.5	572.6	-15%

Pretax Income	207.9	185.4	12%	439.4	526.5	-17%
Taxes	62.7	59.5	5%	137.0	158.5	-14%
Net Income Attributable to Ecolab	$145.0	$126.2	15%	$301.5	$368.1	-18%

Diluted Net Income Per Share	$0.60	$0.50	20%	$1.26	$1.46	-14%
Diluted Average Shares Outstanding	240.6	251.8	-4%	239.6	251.7	-5%

ST. PAUL, Minn., October 27, 2009:  Ecolab Inc. reported third quarter pro forma results at the top end of its forecasted range, led by new account gains, pricing and cost savings actions which offset the effects of the global recession and unfavorable foreign exchange.

Ecolab’s reported net sales declined 5% to $1.5 billion in the third quarter of 2009; fixed currency sales were level with the prior year.  Reported net income attributable to Ecolab increased 15% to $145 million. Reported diluted earnings per share increased 20% to $0.60.

Third quarter 2009 and 2008 results included special gains and charges and discrete tax items.  Excluding those items, pro forma third quarter 2009 diluted earnings per share were $0.61, an 11% increase from pro forma third quarter 2008 diluted earnings per share of $0.55.  Currency translation had a negative impact on third quarter 2009 pro forma diluted earnings per share of approximately $0.03 per share.

Segment review

Third quarter 2009 sales for Ecolab’s U.S. Cleaning & Sanitizing operations were $693 million, roughly even with last year.  Ecolab’s U.S. Cleaning & Sanitizing operating income rose 17% to $141 million.

U.S. Other Services sales declined 6% to $118 million in the third quarter.  Operating income increased 3% to $18 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 1% to $692 million in the third quarter.  Fixed currency operating income increased 6% to $71 million.  When measured at public currency rates, International sales declined 9% and operating income declined 8%.

The Corporate segment includes special gains and charges, which are reported as a separate line item in the income statement. Special charges for the third quarter 2009 of $7 million included a restructuring charge of $5 million ($4 million after tax) for actions announced in January 2009 that were primarily taken to optimize our workforce, as well as other non-recurring costs to optimize our business structure.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the third quarter 2009 was 30.2% compared to the reported tax rate of 32.1% for the third quarter 2008.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate for the third quarter 2009 was 32.0% compared with 30.4% for the same period last year. The increase in the adjusted third quarter 2009 effective tax rate compared with last year was primarily due to lower tax benefits from our international operations which increased the third quarter 2009 adjusted tax rate, and tax benefits in the prior year which reduced the third quarter 2008.  We expect our full year 2009 effective income tax rate to be similar to the prior year’s 31.6%.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We continue to make solid progress.  The quarter was on track, reflecting our focus on new business growth, appropriate pricing and structural cost improvement to offset soft market conditions and yield the strong earnings gain.  We’re very pleased with the work our team has done to deliver these strong results across all geographies in a difficult economy.  We continue to build our business, invest in our future and deliver.

“Ecolab’s balanced business mix has provided stability during 2009’s difficult economy, as steady demand from our food and beverage, food retail and healthcare markets, as well as increased sanitizer demand due to H1N1, has balanced soft trends in lodging and foodservice. Based on the current outlook, we are not counting on meaningful change in our end markets over the next several quarters. As a result, our focus remains the same — driving new account gains and increasing efficiency to deliver strong earnings growth, while at the same time continuing to make the right investments in our sales team, R&D and business infrastructure to support our future growth.   Ecolab has been a consistent outperformer in good economies and bad, and we expect 2009 will show another strong performance as we simultaneously lay the groundwork for further strong growth in the years ahead.”

Business Outlook

2009 — Full Year

Ecolab has narrowed the range for its pro forma earnings per share forecast, which excludes special gains and charges and discrete tax items, for the full year ending December 31, 2009 to $1.98 to $2.01 from the previous forecast of $1.96 to $2.02.

As previously announced, 2009 special gains and charges are expected to include restructuring charges of approximately $70 million.  For the full year 2009, special gains and charges, including restructuring charges, are expected to be a charge of approximately $0.21 to $0.23 per share.

2009 — Fourth Quarter

Ecolab expects fourth quarter 2009 fixed currency sales to show a modest gain over the fourth quarter 2008. Currency translation is expected to have a favorable effect on reported sales, and a favorable impact of approximately $0.02 on fourth quarter pro forma earnings per share.

Our outlook for the fourth quarter 2009 is as follows:

Gross Margins	50% - 51%
SG&A % of Sales	approx. 37%
Interest expense, net	approx. $15 million
Effective tax rate	31% - 32%
Pro forma EPS, excluding special gains and charges	$0.54 - $0.57

We expect fourth quarter 2009 special gains and charges, including restructuring charges, to be a charge of approximately $0.01 to $0.03 per share.  Special gains and charges for the fourth quarter 2008 included a charge of $19 million for the write down of investments in an energy management business and the closure of two small non-strategic healthcare businesses.  Excluding these special gains and charges and discrete tax items, fourth quarter 2008 pro forma diluted earnings per share were $0.45.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement, including the updated earnings guidance, today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2009 fourth quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, interest expense, effective tax rates, currency translation, special gains and charges and discrete tax items, and reported and pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards;

public health epidemics; the occurrence of litigation or claims, acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER ENDED SEPTEMBER 30, 2009

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2009	2008	Change	2009	2008	Change

Net sales	$1,546.4	$1,626.3	-5%	$4,336.1	$4,654.2	-7%

Cost of sales (1)	763.9	834.3	-8%	2,196.9	2,371.4	-7%
Selling, general and administrative expenses	554.1	578.8	-4%	1,596.8	1,715.8	-7%
Special (gains) and charges (1)	5.4	11.8		56.9	(5.6)

Operating income	223.0	201.4	11%	485.5	572.6	-15%

Interest expense, net	15.1	16.0	-6%	46.1	46.1	0%

Income before income taxes	207.9	185.4	12%	439.4	526.5	-17%

Provision for income taxes	62.7	59.5	5%	137.0	158.5	-14%

Net income including noncontrolling interest	145.2	125.9	15%	302.4	368.0	-18%

Less: Net income (loss) attributable to noncontrolling interest	0.2	(0.3)		0.9	(0.1)

Net income attributable to Ecolab	$145.0	$126.2	15%	$301.5	$368.1	-18%

Net income attributable to Ecolab per common share
Basic	$0.61	$0.51	20%	$1.27	$1.49	-15%
Diluted	$0.60	$0.50	20%	$1.26	$1.46	-14%

Weighted-average common shares outstanding
Basic	237.0	247.5	-4%	236.5	247.2	-4%
Diluted	240.6	251.8	-4%	239.6	251.7	-5%

(1) Amounts include the following special gains and charges:

	Third Quarter Ended September 30		Nine Months Ended September 30
(millions)	2009	2008	2009	2008
Cost of sales
Restructuring	$1.3	$—	$9.4	$—

Special (gains) and charges
Restructuring	4.0	—	52.6	—
Business structure and optimization	0.7	8.6	2.3	14.3
Gain on the sale of plant	—	—	—	(24.0)
Gain on the sale of businesses	—	—	—	(1.7)
Other non-recurring items	0.7	3.2	2.0	5.8
	5.4	11.8	56.9	(5.6)
Total	$6.7	$11.8	$66.3	$(5.6)

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions)	2009	2008	Change	2009	2008	Change

Net Sales
United States
Cleaning & Sanitizing	$693.2	$695.5	0%	$1,987.2	$2,012.6	-1%
Other Services	117.6	124.7	-6%	340.0	356.0	-4%
Total	810.8	820.2	-1%	2,327.2	2,368.6	-2%
International	692.0	684.1	1%	1,973.4	1,953.3	1%
Subtotal at fixed currency rates	1,502.8	1,504.3	0%	4,300.6	4,321.9	0%
Effect of foreign currency translation	43.6	122.0		35.5	332.3
Consolidated	$1,546.4	$1,626.3	-5%	$4,336.1	$4,654.2	-7%

Operating Income
United States
Cleaning & Sanitizing	$141.1	$120.4	17%	$370.0	$332.8	11%
Other Services	18.4	17.9	3%	49.9	37.9	32%
Total	159.5	138.3	15%	419.9	370.7	13%
International	71.0	66.7	6%	144.5	174.7	-17%
Subtotal at fixed currency rates	230.5	205.0	12%	564.4	545.4	3%
Corporate	(13.2)	(19.4)		(84.0)	(16.3)
Effect of foreign currency translation	5.7	15.8		5.1	43.5
Consolidated	$223.0	$201.4	11%	$485.5	$572.6	-15%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	Sept 30	December 31	September 30
(millions)	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$107.5	$66.7	$102.1
Accounts receivable, net	1,013.0	971.0	1,100.8
Inventories	474.8	467.2	500.2
Deferred income taxes	93.8	94.7	91.4
Other current assets	126.9	91.5	99.7
Total current assets	1,816.0	1,691.1	1,894.2

Property, plant and equipment, net	1,149.1	1,135.2	1,161.3
Goodwill, net	1,369.8	1,267.7	1,391.9
Other intangible assets, net	312.2	326.7	355.9
Other assets	341.7	336.2	310.6

Total assets	$4,988.8	$4,756.9	$5,113.9

Liabilities and Equity
Current liabilities
Short-term debt	$121.0	$338.9	$179.0
Accounts payable	367.3	359.6	394.9
Compensation and benefits	271.8	261.1	260.5
Income taxes	31.0	46.3	—
Other current liabilities	501.8	436.0	503.6
Total current liabilities	1,292.9	1,441.9	1,338.0

Long-term debt	850.0	799.3	859.4
Postretirement health care and pension benefits	601.7	680.2	405.5
Other liabilities	274.2	256.5	270.0

Ecolab shareholders’ equity	1,961.8	1,571.6	2,233.3
Noncontrolling interest	8.2	7.4	7.7
Total equity	1,970.0	1,579.0	2,241.0

Total liabilities and equity	$4,988.8	$4,756.9	$5,113.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2009. The company believes that pro forma diluted net income per share from ongoing operations, a non-GAAP financial measure, helps investors understand underlying business performance because it facilitates the comparison of 2009 and 2008 operating results by eliminating the effect of non-recurring items (see “pro forma adjustments” in table below).  The presentation below reconciles as reported diluted net income per share (U.S. GAAP amounts) to pro forma diluted net income per share from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First Quarter Ended March 31 2008	Second Quarter Ended June 30 2008	Six Months Ended June 30 2008	Third Quarter Ended Sept. 30 2008	Nine Months Ended Sept. 30 2008	Fourth Quarter Ended Dec. 31 2008	Year Ended Dec. 31 2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46	$0.33	$1.80

Pro forma adjustments:
Special (gains) and charges (1)	—	(0.08)	(0.08)	0.04	(0.04)	0.11	0.07
Tax expense (benefits) (2)	(0.02)	—	(0.02)	0.01	(0.01)	—	(0.01)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86	$0.55	$1.41	$0.45	$1.86

	First Quarter Ended March 31 2009	Second Quarter Ended June 30 2009	Six Months Ended June 30 2009	Third Quarter Ended Sept. 30 2009	Nine Months Ended Sept. 30 2009
Diluted net income per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26

Pro forma adjustments:
Special (gains) and charges (3)	0.09	0.08	0.18	0.02	0.20
Tax expense (benefits) (4)	—	—	—	(0.02)	(0.02)

Pro forma diluted net income per share from ongoing operations	$0.33	$0.50	$0.83	$0.61	$1.44

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark, partially offset by other non-recurring business structure costs. Special gains and charges for the third quarter of 2008 includes non-recurring business structure costs. Special gains and charges in the fourth quarter of 2008 includes a $19.1 million charge for the write-down of investments in an energy management business and the closure of two small non-strategic healthcare businesses, as well as business structure and optimization costs.

(2) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.

(3) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million and $4.4 million net of tax,  in the first, second and third quarter, respectively.  Special gains and charges for 2009 also includes other non-recurring items, net of tax.

(4) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return.